Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: May 3, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Reports 1Q 2017 Results
Production Ramp Starts in Earnest Following Quarter Close

•                  1Q oil averaged 46,100 bbl/d; current production ~55,000 bbl/d

•                  Wolfcamp A Spacing Test Shows Encouraging Results

•                  Approaching 10,000 bbls/d on WPX’s new Delaware Basin oil gathering system

•                  Permian acreage climbs to approximately 135,000 net acres after closing two transactions

•                  Wells from Panther transaction exceeding expectations

•                  Permian Midstream JV process on track with agreement expected midyear

•                  Signs transportation agreement to ship up to 200,000 MMBtu out of Waha hub

•                  Grizzly 24-13HG well in Williston hits peak rate of 3,343 Boe/d (81% oil)

TULSA, Okla. — WPX Energy posted its second consecutive quarterly high for oil output and reported unaudited first-quarter 2017 net income available to common shareholders of $88 million, or income of $0.22 per share on a diluted basis.

First-quarter oil volumes of 46,100 barrels per day has since been eclipsed by higher rates. Current production is approximately 55,000 bbl/d following the startup of 14 new wells that began flowback in April.

Oil production also is benefitting from the close of the Panther bolt-on acquisition in the Delaware Basin and better than expected performance from its recent wells. Volumes associated with the acquisition are included in WPX’s guidance for 2017.

“I like how our growth story is unfolding,” said Rick Muncrief, chairman, president and chief executive officer. “WPX 2.0 is all about showing what we can do with an oil-focused portfolio that’s anchored by assets in one of the world’s most prolific plays. The key to achieving our ambitious goals for the next four years is continued, fundamental execution.”

RECENT EVENTS

On March 10, WPX completed a previously announced transaction to acquire Delaware Basin assets from Panther Energy Company II, LLC and Carrier Energy Partners, LLC. The operations include existing production, approximately 18,000 net acres, more than 900 gross undeveloped locations and an existing two-rig program.

During the first quarter, WPX also completed another acquisition in the Delaware Basin for acreage that is exploratory in nature. This is a large contiguous area covering approximately 17,900 acres on a ranch in Culberson County. The purchase price was approximately $38 million. The terms include a 1-well commitment in 2018, two wells in 2019 and five more in 2020-2021.

Also in the Delaware Basin, WPX already has installed about half of its planned 50-mile crude oil gathering system in the Stateline area that initiated service in late 2016. WPX has 27 wells tied in, with flows approaching 10,000 barrels per day.

WPX is considering a joint venture for the Stateline oil gathering system and natural gas processing infrastructure. The evaluation process is on track, with an agreement expected midyear as planned.

Subsequent to the close of the first quarter, WPX signed an agreement with a major pipeline company to begin shipping natural gas from the Waha hub in the Permian Basin to Katy, Texas, in November of this year.  The agreement initially starts with 100,000 MMBtu per day and ramps up to 200,000 MMBtu per day, providing WPX with multiple sales outlets in the Katy area.

RECENT WELL RESULTS

WPX’s CBR-22 pad successfully tested nine wells at 15 wells-per-section in the upper and lower Wolfcamp A landing zones using wine-racked spacing. This represents the industry’s most densely spaced test in the Delaware Basin to date. Initial flowback started as planned at the end of the first quarter.

The nine wells have 30-day production averaging 1,538 Boe/d (51% oil) per well during controlled flowback with an initial flowing tubing pressure of 3,000 PSI per well. Total cumulative production from the nine wells exceeds 250,000 barrels of oil to date. The highest single well peak rate so far is 2,193 Boe/d (50% oil).

Early time production data and downhole pressure gauges in each well indicate minimal communication. WPX continues to monitor production, pressures and will conduct interference tests in the coming months.

Three 1-mile laterals in the Wolfcamp A interval associated with the newly acquired Panther operations in the first quarter are tracking above the original offset well that has a projected type curve of 1 million barrels of oil. These three wells are in central Reeves County.

The Mac State 20-1H well had a peak rate of 2,328 Boe/d and 30-day production averaging 2,234 Boe/d (56% oil). The Fiver State 18-1H well had a peak rate of 2,073 Boe/d and 30-day production averaging 1,914 Boe/d (55% oil). The Titan State 16-1H well had a peak rate of 2,086 Boe/d with 30-day production averaging 1,987 Boe/d (53% oil).

In the Williston Basin, WPX completed nine two-mile laterals on three pads during the first quarter. The highest peak rate among the nine was 3,343 Boe/d (81% oil) on the Grizzly 24-13HG well.

The three wells on the Grizzly pad had a combined average peak of 2,806 Boe/d during initial flowback, along with 30-day production averaging 1,703 Boe/d per well. Three wells on the Caribou pad had a combined average peak of 2,885 Boe/d along with 30-day production averaging 2,145 Boe/d per well. The three wells on the Behr pad had a combined average peak of 1,977 Boe/d along with 30-day production averaging 1,375 Boe/d per well. These nine wells averaged 80 percent oil.

WPX’s first San Juan Basin completion of 2017— the 713H in the northeast portion of the West Lybrook unit — posted initial production of 1,410 Boe/d (74% oil).

1Q FINANCIAL RESULTS

Oil and NGL sales of $209 million accounted for 83 percent of WPX’s first-quarter 2017 total product revenues of $253 million. Quarterly oil sales grew by 94 percent vs. the same period a year ago driven by higher average prices and production volumes.

WPX’s first-quarter 2017 net income of $88 million was primarily driven by $203 million of net gains associated with its hedge book that resulted from forward commodity price decreases.

Cash operating expenses — excluding exploration and DD&A — were 7 percent higher vs. the first quarter a year ago due to increased production volumes, but general and administrative expenses decreased 19 percent.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the first quarter was $59 million, or a loss of $0.15 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the first quarter was $115 million. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

The weighted average gross sales price — prior to revenue deductions — was $46.38 per barrel for oil, $3.01 for natural gas and $22.14 per barrel for NGL during first-quarter 2017.

Subsequent to the close of the first quarter, WPX’s borrowing base under its credit facility increased to $1.2 billion from $1.025 billion following the semi-annual redetermination process. WPX’s current liquidity is now approximately $1.3 billion, including unrestricted cash and cash equivalents.

Cash flow from operations of $22 million in first-quarter 2017 was impacted by the timing of interest payments and the payout of the company’s annual incentive program.

1Q PRODUCTION

Total company production volumes of 90.0 Mboe/d in first-quarter 2017 were up 1 percent vs. fourth-quarter 2016 and 12 percent higher than the same period a year ago. Liquids volumes accounted for 64 percent of first-quarter 2017 production.

First quarter oil volumes of 46,100 barrel per day represent a new quarterly high for WPX. Oil volumes were 3 percent higher than the most recent quarter and 11 percent higher vs. the same period a year ago.

As previously announced, WPX expects to grow oil volumes by 30 percent this year vs. 2016. First-quarter volumes were expected to be relatively flat compared to fourth-quarter 2016 based on the timing of anticipated first sales, which is driven by pad drilling and the batching of completions.

WPX completed 25 gross operated wells (23.81 net) in its three basins during first-quarter 2017 and participated in another four gross (0.76 net) non-operated wells in the Delaware Basin.

	1Q			4Q Sequential
Average Daily Production	2017	2016	Change	2016	Change
Oil (Mbbl/d)
Delaware Basin	13.6	12.0	13%	12.0	13%
Williston Basin	25.3	21.8	16%	24.0	5%
San Juan Basin	7.2	7.5	-4%	8.7	-17%
Other	0.0	0.2	NM	0.0	0%
Subtotal (Mbbl/d)	46.1	41.5	11%	44.7	3%

NGLs (Mbbl/d)
Delaware Basin	5.7	1.9	200%	4.5	27%
Williston Basin	2.1	2.0	5%	2.4	-13%
San Juan Basin	3.4	3.8	-11%	3.7	-8%
Other	0.1	0.1	0%	0.1	0%
Subtotal (Mbbl/d)	11.3	7.8	45%	10.7	6%

Natural gas (MMcf/d)
Delaware Basin	58	21	176%	52	12%
Williston Basin	12	13	-8%	14	-14%
San Juan Basin	110	131	-16%	117	-6%
Other	16	20	-20%	17	-6%
Subtotal (MMcf/d)	196	185	6%	200	-2%

Total Production (Mboe/d)	90.0	80.1	12%	88.7	1%

Note: 1Q 2016 NGL and natural gas volumes in the Delaware Basin were negatively       impacted by an outage at a third-party gas processing plant.

For the remainder of 2017, WPX has 39,392 barrels per day of oil hedged at a weighted average price of $50.84 per barrel. WPX also has 170,000 MMBtu per day of natural gas hedged at a weighted average price of $3.02 per MMBtu.

For 2018, WPX has 42,000 barrels per day of oil hedged at a weighted average price of $54.36 per barrel. WPX also has 185,000 MMBtu per day of natural gas hedged at a weighted average price of $2.98 per MMBtu.

DELAWARE BASIN SUMMARY

WPX operates in the core of the Permian’s world-class Delaware Basin where the company has more than 6,400 gross drillable locations following the completion of the Panther bolt-on acquisition in the first quarter. Following the transaction, WPX has seven rigs in the basin.

WPX’s total Delaware production averaged 28.9 Mboe/d in the first quarter, up 15 percent vs. fourth-quarter 2016. First-quarter Delaware oil production rose 13 percent vs. the most recent quarter.

In the first quarter, WPX brought 12 Wolfcamp A 1-mile laterals online — including four from the Panther operations — and two vertical DUCs from a prior bolt-on acquisition in 2016. WPX also is completing a 2-mile Wolfcamp A lateral from the Panther properties and is in the process of bringing its fourth and fifth Wolfcamp D wells online.

WPX spud 20 Delaware wells in the first quarter, including three wells associated with the Panther operations. The spuds include 14 Wolfcamp A wells, four Wolfcamp D wells, a Wolfcamp C well and a well in the Third Bone Spring Lime interval. Nine of the spuds were long laterals ranging from 1.5 to 2 miles.

Of the first-quarter spuds, the CBR 6-7B-3H Wolfcamp A 2-mile lateral currently ranks as the longest single run, conventionally drilled slim-hole lateral in Loving County, Texas. The new record is 10,580 feet.

Additionally, the Lindsay 10-15G-20H is WPX’s first Wolfcamp C well, scheduled for completion in June.

WILLISTON BASIN SUMMARY

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil.

WPX has two rigs deployed in the basin. The company spud 11 Williston wells in the first quarter, including three Bakken wells and eight Three Forks wells. All of WPX’s first-quarter 2017 spuds and completions in the Williston were two-mile laterals.

The company’s first-quarter oil production in the Williston rose 5 percent to 25,300 barrels per day vs. fourth-quarter 2016 driven by volumes from nine new completions (five in the Bakken and four in the Three Forks).

Overall Williston Basin production averaged 29.4 Mboe/d in the first quarter, up 2 percent vs. 28.8 Mboe/d in the fourth quarter and 13 percent above results for the first quarter a year ago.

On April 17, WPX recorded its single-day high for oil output in the Williston Basin with 29,000 barrels for the day, surpassing the company’s previous daily high of nearly 27,100 barrels of oil on Nov. 27, 2014, when it had five rigs operating in the basin.

Starting this month, WPX expects to realize an improvement on netbacks for its Williston oil volumes as the Dakota Access Pipeline begins deliveries. WPX estimates an improvement of $2.00-$2.50 per barrel vs. 2016 basis differentials.

SAN JUAN BASIN SUMMARY

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin, including considerable dry Mancos upside.

San Juan Basin production averaged 28.8 Mboe/d in the first quarter, down 10 percent vs. 31.9 Mboe/d in fourth-quarter 2016.

WPX has one rig deployed in the basin performing batch drilling on multi-well pads, including a two-well pad and WPX’s second and third six-well pads in the West Lybrook unit.

Five of the 14 new wells started flowback in April. Two more are scheduled to begin producing in May, with the balance set for production at the end of the second quarter.

WPX’s recent San Juan drilling includes its first two laterals in the basin exceeding 10,000 feet. One of the laterals represents a new WPX company-wide record for lateral length drilled in a 24-hour period — 6,258 feet.

WPX’s first six-well pad in West Lybrook now has 240-day cumulative production of more than 1.3 million Boe (70% oil), which represents an average of more than 900 Boe/d per well.

THURSDAY WEBCAST

The company’s next webcast takes place on May 4 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 6860949.

UPCOMING CONFERENCE PRESENTATION

WPX Chief Operating Officer Clay Gaspar is scheduled to speak at the Citi 2017 Global Energy and Utilities Conference on Thursday, May 11, at 11 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to confirm the time, see the slides and listen to the discussion.

FORM 10-Q

WPX plans to file its first-quarter 2017 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

ABOUT WPX ENERGY, INC.

WPX has posted double-digit oil volume growth each of the past five years. The company is active in the Delaware, Williston and San Juan basins. The Delaware Basin is the western portion of the greater Permian Basin.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr

Revenues:
Product revenues:
Oil sales	$97	$142	$139	$173	$551	$188
Natural gas sales	25	24	37	39	125	44
Natural gas liquid sales	5	10	12	19	46	21
Total product revenues	127	176	188	231	722	253
Net gain (loss) on derivatives	57	(154)	38	(148)	(207)	203
Gas management	31	116	25	5	177	5
Other	1	—	—	—	1	—
Total revenues	216	138	251	88	693	461

Costs and expenses:
Depreciation, depletion and amortization	152	163	150	158	623	147
Lease and facility operating	42	41	40	40	163	48
Gathering, processing and transportation	16	20	19	21	76	21
Taxes other than income	11	16	14	19	60	19
Exploration	9	12	10	11	42	39
General and administrative	53	55	51	55	214	43
Gas management	39	132	31	6	208	5
Net (gain) loss on sales of assets and divestment of transportation contracts	(198)	(4)	227	(3)	22	(35)
Other-net	2	2	10	2	16	4
Total costs and expenses	126	437	552	309	1,424	291

Operating income (loss)	90	(299)	(301)	(221)	(731)	170

Interest expense	(57)	(53)	(49)	(48)	(207)	(47)
Investment income and other	2	(1)	—	—	1	2

Income (loss) from continuing operations before income taxes	$35	$(353)	$(350)	$(269)	$(937)	$125
Provision (benefit) for income taxes	35	(130)	(132)	(98)	(325)	31
Income (loss) from continuing operations	$—	$(223)	$(218)	$(171)	$(612)	$94
Income (loss) from discontinued operations	(12)	25	(1)	(1)	11	(2)
Net income (loss)	$(12)	$(198)	$(219)	$(172)	$(601)	$92
Less: Dividends on preferred stock	5	6	4	3	18	4
Less: Loss on induced conversion of preferred stock	—	—	22	—	22	—
Net income (loss) available to WPX Energy, Inc. common stockholders	$(17)	$(204)	$(245)	$(175)	$(641)	$88
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(5)	$(229)	$(244)	$(174)	$(652)	$90
Income (loss) from discontinued operations	(12)	25	(1)	(1)	11	(2)
Net income (loss)	$(17)	$(204)	$(245)	$(175)	$(641)	$88

Summary of Production Volumes (1)
Oil (MBbls)	3,774	3,719	3,576	4,108	15,178	4,149
Natural gas (MMcf)	16,820	18,764	18,845	18,414	72,842	17,605
Natural gas liquids (MBbls)	708	909	1,047	981	3,645	1,015
Combined equivalent volumes (MBoe) (2)	7,285	7,755	7,764	8,159	30,963	8,098
Per day volumes
Oil (MBbls/d)	41.5	40.9	38.9	44.7	41.5	46.1
Natural gas (MMcf/d)	185	206	205	200	199	196
Natural gas liquids (MBbls/d)	7.8	10.0	11.4	10.7	10.0	11.3
Combined equivalent volumes (Mboe/d) (2)	80.1	85.2	84.4	88.7	84.6	90.0

(1)         Excludes activity classified as discontinued operations.

(2)         Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$25.62	$38.38	$38.71	$42.18	$36.31	$45.31
Natural gas (per Mcf)	$1.52	$1.23	$1.97	$2.13	$1.72	$2.51
Natural gas liquids (per barrel)	$7.14	$11.21	$11.50	$18.54	$12.48	$20.85

(1)         Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$20.93	$21.02	$19.30	$19.27	$20.11	$18.11
Lease and facility operating	$5.74	$5.34	$5.07	$4.93	$5.26	$5.87
Gathering, processing and transportation	$2.17	$2.57	$2.51	$2.54	$2.45	$2.65
Taxes other than income	$1.47	$2.05	$1.84	$2.37	$1.94	$2.31
General and administrative	$7.34	$7.09	$6.50	$6.71	$6.90	$5.27
Interest expense	$7.89	$6.72	$6.40	$5.87	$6.69	$5.75

(1)         Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2016					2017
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders	$(5)	$(229)	$(244)	$(174)	$(652)	$90
Income (loss) from continuing operations - diluted earnings per share	$(0.02)	$(0.76)	$(0.72)	$(0.51)	$(2.08)	$0.22
Pre-tax adjustments:
Impairments reported in exploration expense	$—	$—	$—	$—	$—	$23
Impairments- exploratory related and inventory	$—	$—	$4	$—	$4	$—
Net (gain) loss on sales of assets and divestment of transportation contracts	$(198)	$(4)	$227	$(3)	$22	$(35)
Accrual for Denver office lease	$—	$—	$5	$—	$5	$—
Costs related to severance and relocation	$3	$7	$3	$2	$15	$—
Previously capitalized costs expensed following credit facility amendment	$4	$—	$—	$—	$4	$—
(Gain) loss on retirement of debt	$(3)	$3	$—	$1	$1	$—
Unrealized MTM (gain) loss	$76	$223	$20	$190	$509	$(208)
Total pre-tax adjustments	$(118)	$229	$259	$190	$560	$(220)
Less tax effect for above items	$43	$(85)	$(96)	$(71)	$(208)	$83
Impact of state deferred tax rate change	$14	$—	$—	$1	$15	$(6)
Impact of state tax valuation allowance	$8	$—	$—	$—	$8	$(6)
Loss on induced conversion of preferred stock	$—	$—	$22	$—	$22	$—
Total after-tax adjustments	$(53)	$144	$185	$120	$397	$(149)
Adjusted loss from continuing operations available to common stockholders	$(58)	$(85)	$(59)	$(54)	$(255)	$(59)
Adjusted diluted loss per common share	$(0.21)	$(0.28)	$(0.17)	$(0.16)	$(0.82)	$(0.15)
Diluted weighted-average shares (millions)	276.1	300.7	341.5	344.6	313.3	410.4
Adjusted diluted weighted-average shares (millions) (1)	276.1	300.7	341.5	344.6	313.3	386.3

(1) Adjusted diluted weighted-average shares excludes the impact of dilutive securities due to the adjusted loss from continuing operations available to common stockholders for the period.

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(12)	$(198)	$(219)	$(172)	$(601)	$92
Interest expense	57	53	49	48	207	47
Provision (benefit) for income taxes	35	(130)	(132)	(98)	(325)	31
Depreciation, depletion and amortization	152	163	150	158	623	147
Exploration expenses	9	12	10	11	42	39
EBITDAX	241	(100)	(142)	(53)	(54)	356
Accrual for Denver office lease	—	—	5	—	5	—
Net (gain) loss on sales of assets and divestment of transportation contracts	(198)	(4)	227	(3)	22	(35)
Impairment of inventory	—	—	4	—	4	—
Net (gain) loss on derivatives	(57)	154	(38)	148	207	(203)
Net cash received (paid) related to settlement of derivatives	133	69	58	42	302	(5)
(Income) loss from discontinued operations	12	(25)	1	1	(11)	2
Adjusted EBITDAX	$131	$94	$115	$135	$475	$115

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2017	2016
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$188	$97
Natural gas sales	44	25
Natural gas liquid sales	21	5
Total product revenues	253	127
Net gain on derivatives	203	57
Gas management	5	31
Other	—	1
Total revenues	461	216
Costs and expenses:
Depreciation, depletion and amortization	147	152
Lease and facility operating	48	42
Gathering, processing and transportation	21	16
Taxes other than income	19	11
Exploration	39	9
General and administrative (including equity-based compensation of $7 million and $6 million for the respective periods)	43	53
Gas management	5	39
Net gain on sales of assets	(35)	(198)
Other - net	4	2
Total costs and expenses	291	126

Operating income	170	90
Interest expense	(47)	(57)
Investment income and other	2	2
Income from continuing operations before income taxes	125	35
Provision for income taxes	31	35
Income from continuing operations	94	—
Loss from discontinued operations	(2)	(12)
Net income (loss)	92	(12)
Less: Dividends on preferred stock	4	5
Net income (loss) available to WPX Energy, Inc. common stockholders	$88	$(17)

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$90	$(5)
Loss from discontinued operations	(2)	(12)
Net income (loss)	$88	$(17)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.23	$(0.02)
Loss from discontinued operations	—	(0.04)
Net income (loss)	$0.23	$(0.06)

Basic weighted-average shares (millions)	386.3	276.1

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.22	$(0.02)
Loss from discontinued operations	—	(0.04)
Net income (loss)	$0.22	$(0.06)

Diluted weighted-average shares (millions)	410.4	276.1

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2017	December 31, 2016
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$142	$496
Accounts receivable, net of allowance of $1 million as of March 31, 2017 and $3 million as of December 31, 2016	170	168
Derivative assets	59	26
Inventories	35	36
Assets classified as held for sale	—	8
Other	22	20
Total current assets	428	754
Properties and equipment (successful efforts method of accounting)	9,976	8,929
Less: Accumulated depreciation, depletion and amortization	(2,581)	(2,455)
Properties and equipment, net	7,395	6,474
Derivative assets	65	12
Other noncurrent assets	22	24
Total assets	$7,910	$7,264

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$294	$222
Accrued and other current liabilities	217	301
Liabilities associated with assets held for sale	—	2
Derivative liabilities	77	152
Total current liabilities	588	677
Deferred income taxes	281	251
Long-term debt, net	2,575	2,575
Derivative liabilities	17	63
Asset retirement obligations	101	100
Other noncurrent liabilities	126	132

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million shares outstanding at March 31, 2017 and December 31, 2016)	232	232
Common stock (2 billion shares authorized at $0.01 par value; 397.6 million shares and 344.7 million shares issued and outstanding at March 31, 2017 and December 31, 2016)	4	3
Additional paid-in-capital	7,466	6,803
Accumulated deficit	(3,480)	(3,572)
Total stockholders’ equity	4,222	3,466
Total liabilities and equity	$7,910	$7,264

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2017	2016
	(Millions)
Operating Activities(a)
Net income (loss)	$92	$(12)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	147	161
Deferred income tax provision	30	34
Provision for impairment of properties and equipment (including certain exploration expenses)	38	9
Net gain on derivatives in continuing operations	(203)	(57)
Net settlements related to derivatives in continuing operations	(5)	133
Net loss on derivatives included in discontinued operations	—	20
Amortization of stock-based awards	7	7
Gain on extinguishment of debt	—	(3)
Net gain on sales of assets	(35)	(198)

Cash provided (used) by operating assets and liabilities:
Accounts receivable	(14)	117
Inventories	2	4
Margin deposits and customer margin deposits payable	—	2
Other current assets	2	—
Accounts payable	29	(26)
Federal income taxes receivable (payable)	12	(33)
Accrued and other current liabilities	(76)	(128)
Payments on liabilities accrued in 2015 for retained transportation and gathering contracts related to discontinued operations	(11)	(10)
Other, including changes in other noncurrent assets and liabilities	7	(1)
Net cash provided by operating activities (a)	22	19

Investing Activities(a)
Capital expenditures(b)	(237)	(185)
Proceeds from sales of assets	8	281
Purchase of business, net of cash acquired	(802)	—
Other	(2)	(1)
Net cash provided by (used in) investing activities (a)	(1,033)	95

Financing Activities
Proceeds from common stock	671	1
Dividends paid on preferred stock	(4)	(5)
Borrowings on credit facility	—	370
Payments on credit facility	—	(460)
Taxes paid for shares withheld	(10)	(3)
Payments for retirement of long-term debt	—	(48)
Payments for credit facility amendment fees	—	(3)
Other	—	7
Net cash provided by (used in) financing activities	657	(141)

Net decrease in cash and cash equivalents	(354)	(27)
Cash and cash equivalents at beginning of period	496	38
Cash and cash equivalents at end of period	$142	$11

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(280)	$(170)
Changes in related accounts payable and accounts receivable	43	(15)
Capital expenditures	$(237)	$(185)